CONSULTING AGREEMENT
THIS CONSULTING AGREEMENT (the “Agreement”) is made and entered into as of January 16, 2014 by and among Hudson Pacific Properties, Inc. (the “Company”), Hudson Pacific Properties, L.P. (the “Operating Partnership”) and Howard S. Stern (“Consultant”).
RECITALS
A.    Consultant currently serves as President of the Company pursuant to that certain employment agreement with the Company, dated April 22, 2010 (the “Employment Agreement”).
B.    The Company and Consultant mutually desire to transition Consultant’s role with the Company from that of President of the Company to that of a non-employee consultant to the Company, effective as of January 16, 2014 (the “Transition Date”).
C.    Consultant and the Company mutually desire that, effective as of the Transition Date, (i) the Employment Agreement will terminate, this Agreement will supersede and replace the Employment Agreement in its entirety, except in each case with respect to Section 7 of the Employment Agreement, which shall survive the termination of the Employment Agreement and shall continue in effect, and (ii) Consultant will cease to be an employee of the Company and will thereupon become an independent contractor of the Company performing consulting services.
D.    Consultant desires to perform such services on the terms and conditions set forth herein.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Consultant hereby agree as follows:
1.Resignation; Accrued Compensation. Consultant hereby (a) resigns from his position as President of the Company, as a member of the Board of Directors of the Company (the “Board”), as a director of Hudson Pacific Services and from all other offices held with the Company and/or its affiliates, and (b) terminates his employment with all such entities, in each case, effective as of the Transition Date. The Company and Consultant acknowledge and agree that the termination of Consultant’s employment as of the Transition Date shall constitute a termination of employment by Consultant “without Good Reason” pursuant to Section 4(c) of the Employment Agreement and that, without limiting any other provision, Consultant shall not be entitled to receive any payments, benefits or accelerated vesting pursuant to Section 4(a)(ii), Section 4(a)(iii) or Section 4(a)(iv) of the Employment Agreement. As of the Transition Date, the Employment Agreement shall terminate and shall be of no further force and effect, and neither the Company nor Consultant shall have any further obligations pursuant thereto; provided, however, that Section 7 of the Employment

Agreement shall survive the termination of the Employment Agreement and shall continue in effect. Upon the Transition Date, the Company shall pay to Consultant $69,228.10, representing the sum of (i) all accrued but unpaid salary through the Transition Date (if any) (ii) all accrued, but unused vacation and other paid-time-off (if any) and (iii) all reasonable business expenses reimbursable in accordance with Section 2(b)(vi) of the Employment Agreement (if any), in each case, subject to any applicable withholding.
2.Term. The term of this Agreement shall be for a period commencing as of the Transition Date and ending on first anniversary thereof (the “Consulting Period”), unless this Agreement and the consulting relationship established hereby are earlier terminated as provided for herein.
3.Services.
(a)    During the Consulting Period, Consultant shall provide the following consulting services: (i) oversight of sales and marketing for the Company’s media and entertainment properties (including, without limitation, Sunset Gower/Sunset Bronson), (ii) assistance with studio operations (collectively, the “Services”). In addition, Consultant agrees to cooperate with the Company in accomplishing a smooth and orderly transition in the transfer of Consultant’s prior employment responsibilities to other employees of the Company, particularly including pending matters of which Consultant has the principal knowledge and background information.
(b)    Consultant shall at his sole discretion and subject to his availability, devote such time as is necessary for the performance of the Services. Consultant’s services may be performed by telephone and by email. To the extent that Consultant performs the Services on the Company’s premises, Consultant’s primary office shall be located at the Company’s Sunset Gower studios. In addition, office space may be made available at the Company’s Brentwood office on an as-needed basis. Consultant shall comply with all applicable policies and procedures of the Company (including, without limitation, any technology use, confidentiality and work authorization policies and procedures). Consultant will have access to administrative assistance in connection with his performance of the Services, as determined in the reasonable discretion of the Company.
(c)    The parties agree that Consultant’s engagement pursuant to this Agreement is non-exclusive, and during the Consulting Period, Consultant shall be entitled to perform or engage in any activity that is not prohibited by this Agreement or Section 7 of the Employment Agreement.
4.Compensation for Services. Subject to and conditioned upon Consultant’s execution and delivery to the Company of an effective release of claims in substantially the form attached hereto as Exhibit A (the “Release”) within twenty-one (21) days following the Transition Date and non-revocation of such Release during any applicable revocation period:

(a)    During the Consulting Period, the Company shall pay Consultant a fee of $2,500,000 (the “Consulting Fee”). The Consulting Fee shall be paid to Consultant in substantially equal installments, payable on the last business day of each month during the Consulting Period; provided, that no portion of the Consulting Fee shall be paid prior to the last business day of the month in which the six (6)-month anniversary of the Transition Date occurs (the “First Payment Date”) and any amounts which otherwise would have been paid pursuant to this Section 4(a) prior to the First Payment Date shall instead be paid on the First Payment Date (without interest thereon) and provided, further, that in no event shall any portion of the Consulting Fee be paid to Consultant later than March 15, 2015, and any portion of the Consulting Fee that would otherwise be paid after March 15, 2015 (if any) shall instead be paid on March 15, 2015. Notwithstanding the foregoing, in no event shall any portion of the Consulting Fee be paid to Consultant prior to the expiration of any revocation period applicable under the Release (and any amounts that would otherwise be paid prior to such expiration shall instead be paid on the next monthly payment date).
(b)    In consideration for the performance of the Services, the Company shall issue to Consultant an award of Restricted Stock (as defined in the Company’s 2010 Incentive Award Plan, as amended (the “Plan”)) with respect to 13,581 shares of the Company’s common stock (the “Consulting Award”). Subject to Section 6(a) hereof, the Consulting Award shall vest in full, subject to Consultant’s continued provision of Services hereunder, on the first anniversary of the Transition Date.
(c)    Subject to Section 6(a) hereof, each Company Restricted Stock award granted to Consultant prior to the Transition Date that remains outstanding as of the Transition Date (each, an “Employment Award”) shall, subject to Consultant’s continued provision of Services hereunder, (i) remain outstanding and eligible to vest during the Consulting Period in accordance with its terms (other than any continued employment requirement) and (ii) vest in full on the first anniversary of the Transition Date. For the avoidance of doubt, Employment Awards shall not include any Outperformance Plan Awards, which are addressed in Section 5 hereof.
(d)    During the period commencing on the Transition Date and ending on the eighteen (18)-month anniversary of the Transition Date or, if earlier, the date on which Consultant becomes eligible for coverage under the group health plan of a subsequent employer (of which eligibility Consultant hereby agrees to give prompt notice to the Company) (in any case, the “COBRA Period”), the Company shall continue to provide Consultant and Consultant’s eligible dependents with coverage under its group health plans at the Company’s sole cost based on Consultant’s elections in effect on the date hereof, subject to Consultant’s valid and timely election to receive benefits pursuant to Section 4980B of the Internal Revenue Code (COBRA); provided, however, that (i) if any plan pursuant to which such benefits are provided ceases prior to the expiration of the period of continuation coverage to be exempt from the application of Section 409A (as defined below) under Treasury Regulation Section 1.409A-1(a)(5), or (ii) the Company is otherwise unable to continue to cover Consultant under its group health plans (including because taxes or penalties would be imposed on the Company in connection with such continuation coverage), then, in either case, an amount equal to each remaining premium payment shall thereafter be paid to Consultant directly in substantially equal monthly installments over the remaining portion of the continuation coverage period. Following the expiration of the COBRA Period, any continuation healthcare benefits for which Consultant may be eligible (if any) shall be provided (if at all) at Consultant’s sole cost.
(e)    During the Consulting Period, the Company shall reimburse Consultant for reasonable expenses, including reasonable costs associated with Consultant’s participation in Company-approved real estate organizations, in accordance with the Company’s applicable expense reimbursement policies, as in effect from time to time.
5.Termination of OPP Awards. Each Outperformance Plan award granted to Consultant is hereby terminated and forfeited as of the Transition Date and Consultant shall have no further right to or interest in any such awards.
6.Termination of Consultancy. Either the Company or Consultant may terminate the Consulting Period and the consulting relationship established hereby at any time, for any reason, upon written notice to the other party, subject to the following requirements upon termination.
(a)Termination Without Cause, For Good Reason, or Death or Disability. If the Consulting Period and the consulting relationship established hereby are terminated (i) by the Company without Cause (as defined below), (ii) by Consultant for Good Reason (as defined below) or (iii) by reason of Consultant’s death or Disability (as defined below), then, subject to Consultant’s timely execution and non-revocation of a Release (and notwithstanding anything in Section 4 hereof to the contrary), (A) the Consulting Award and each Employment Award shall vest in full immediately prior to any such termination, and (B) the Company shall continue to pay the Consulting Fee in accordance with Section 4(a) hereof, provided, however, that the accelerated vesting and payment continuation contemplated by this Section 6(a) shall not occur or begin, as applicable, until any revocation period applicable under the Release has expired and, if the consideration and revocation periods span two calendar years, all such vesting and payments shall occur in the latter calendar year (and, in the case of the Consulting Fee, on or prior to March 15, 2015). For the avoidance of doubt, upon a termination of the Consulting Period and Consultant’s Services hereunder by the Company without Cause, the Consulting Award and each Employment Award shall remain outstanding and eligible to vest during any Release consideration and revocation period.
(b)Termination For Cause or Without Good Reason. If the Consulting Period and the consulting relationship are terminated by the Company for Cause or by Consultant without

Good Reason, the Company shall pay to Consultant any portion of the Consulting Fee that has been earned but unpaid through such date of termination. The Consultant shall immediately forfeit (i) all Consulting Fees payable with respect to periods of service following such termination date, and (ii) any and all then-unvested Company equity awards held by Consultant (including without limitation the Consulting Award and any Employment Awards).
(c)Return of Property. Upon the termination of the Consulting Period and Consultant’s Services hereunder for any reason, Consultant agrees to return to the Company all documents of the Company and its affiliates (and all copies thereof) and all other Company or Company affiliate property that Consultant has in his possession, custody or control. Such property includes, without limitation: (i) any materials of any kind that Consultant knows contain or embody any proprietary or confidential information of the Company or an affiliate of the Company (and all reproductions thereof), (ii) computers (including, but not limited to, laptop computers, desktop computers and similar devices) and other portable electronic devices (including, but not limited to, tablet computers), cellular phones/smartphones, credit cards, phone cards, entry cards, identification badges and keys, and (iii) any correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the customers, business plans, marketing strategies, products and/or processes of the Company or any of its affiliates and any information received from the Company or any of its affiliates regarding third parties.
(d)Exclusivity of Benefits. Except as expressly provided in this Agreement, the Company shall have no further obligations to Consultant upon termination of the Consulting Period and Consultant’s Services hereunder.
(e)Definitions. For purposes of this Agreement, the following definitions shall apply:
(i)“Cause” shall mean the occurrence of any one or more of the following events unless, to the extent capable of correction, Consultant fully corrects the circumstances constituting Cause within thirty (30) days after receipt of a notice of termination:
(A)    Consultant’s willful commission of an act of fraud or dishonesty resulting in reputational, economic or financial injury to the Company;
(B)    Consultant’s commission of, or entry by Consultant of a guilty or no contest plea to, a felony or a crime involving moral turpitude; or
(C)    Consultant’s willful and material breach of Consultant’s obligations under this Agreement or the confidentiality and non-solicitation provisions referenced in Section 7 below.
(ii)“Disability” shall mean the absence of Consultant from Consultant’s duties with the Company on a full-time basis for ninety (90) consecutive days or for a total of one hundred eighty (180) days in any twelve (12)-month period, in either case as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and reasonably acceptable to Consultant or Consultant’s legal representative.
(iii)“Good Reason” shall mean the Company’s willful and material breach of the Company’s obligations under this Agreement; provided, that (A) Consultant provides the Company with written notice setting forth in reasonable detail the facts and circumstances claimed by Consultant to constitute Good Reason within thirty (30) days after the date of the occurrence of any event that Consultant knows or should reasonably have known to constitute Good Reason, (B) the Company fails to correct the circumstances constituting Good Reason within thirty (30) days after receipt of such notice and (C) the effective date of Consultant’s termination for Good Reason occurs no later than ten (10) days after expiration of the cure period.
7.Confidentiality; Non-Solicitation. The parties acknowledge and agree that Consultant previously made certain representations with respect to confidential information and non-solicitation, each as set forth in Section 7 of the Employment Agreement, and Consultant hereby acknowledges and agrees that such provisions shall remain in full force and effect in accordance with their terms and that Consultant shall be bound by their terms and conditions.
8.Cooperation. In addition to the Services (and without further compensation), Consultant agrees that, following the Transition Date, Consultant will use commercially reasonable efforts to cooperate with the Company, to the extent reasonably requested by the Company, to consult, advise and provide relevant input with respect to any internal investigation or administrative, regulatory or judicial proceeding involving matters that were within the scope of Consultant’s duties and responsibilities to the Company and its affiliates during employment with the Company. Without limiting the generality of the foregoing, the Company and Consultant agree to issue a press release regarding Consultant’s termination of employment and transition to a consulting role substantially in the form attached hereto as Exhibit B.
9.Mutual Non-Disparagement. Consultant and Company agree not to disparage each other, and Consultant agrees not to disparage any affiliate of the Company and/or any officers, directors, employees, shareholders and/or agents of the Company or any affiliate of the Company, in any manner intended or reasonably likely to be harmful to their respective businesses, business reputations or personal reputations. For purposes of this Section 9 only, the term “Company” refers solely to the members of the Board, the Company’s officers and Betty Flores.
10.Representations.
(a)    Consultant represents and warrants that Consultant has no outstanding agreement, relationship or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude Consultant from performing hereunder or complying with the provisions hereof, and further agrees that Consultant will not enter into any such conflicting agreement or relationship during the Consulting Period (except as may be permitted pursuant to Section 3(c) hereof). Consultant agrees to comply with any applicable insider trading policy, ethics policy and business conduct policy of the Company during the term of this Agreement but may adopt a Section 10b5-1 trading plan consistent with such obligations. Consultant agrees to not use information received by Consultant during the term of this Agreement for personal gain or take advantage of any business opportunities that arise as a result of this Agreement that might be of interest to the Company.
(b)    Consultant hereby acknowledges (i) that Consultant has consulted with or has had the opportunity to consult with independent counsel of Consultant’s own choice concerning this Agreement, and has been advised to do so by the Company, and (ii) that Consultant has read and understands this Agreement, is fully aware of its legal effect, and has entered into it freely based on Consultant’s own judgment.
11.Independent Contractor. Consultant expressly acknowledges and agrees that, as of the Transition Date, he is solely an independent contractor and shall not be construed to be an employee of the Company in any matter under any circumstances or for any purposes whatsoever. Except as expressly contemplated by this Agreement, the Company shall not be obligated to (a) pay on the account of Consultant any unemployment tax or other taxes required under the law to be paid with respect to employees, (b) withhold any monies from the fees of Consultant for income tax purposes or (c) provide Consultant with any benefits, including without limitation health, welfare, pension, retirement, or any kind of insurance benefits, including workers’ compensation insurance (except as expressly provided above with respect to COBRA continuation benefits). Notwithstanding Consultant’s status as an independent contractor of the Company, for tax purposes, the Company may treat the Consulting Fee and any amounts payable to Consultant hereunder or under any Company equity award as compensation for service as an employee of the Company prior to the Transition Date and may subject such amounts to withholding in accordance with law applicable to compensation for services paid to an employee or former employee. Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement, and to pay any applicable income, self-employment and other taxes thereon. Consultant and the Company hereby acknowledge and agree that this Agreement does not impose any obligation on the Company to offer employment or Board membership to Consultant at any time.
12.Assignment. This Agreement and the rights and duties hereunder are personal to Consultant and shall not be assigned, delegated, transferred, pledged or sold by Consultant without the prior written consent of the Company. Consultant hereby acknowledges and agrees that the Company may assign, delegate, transfer, pledge or sell this Agreement and the rights and duties hereunder (a) to an affiliate of the Company or (b) to any third party (i) that acquires all or substantially all of the assets of the Company or (ii) that is the surviving or acquiring corporation in connection with a merger, consolidation or other acquisition involving the Company. This Agreement shall inure to the benefit of and be enforceable by the parties hereto, and their respective heirs, personal representatives, successors and assigns.
13.Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to Consultant: at Consultant’s most recent address on the records of the Company with a copy to Kelly O. Scott, Esq, Ervin, Cohen & Jessup, LLP, 9401 Wilshire Blvd., Ninth Floor, Beverly Hills, California 90212.
If to the Company and/or the Operating Partnership:
Hudson Pacific Properties, Inc.
11601 Wilshire Blvd., Suite 600
Los Angeles, CA 90025
Attn: General Counsel

with a copy to:
Latham & Watkins
355 South Grand Ave.
Los Angeles, CA 90071-1560
Attn:     Julian Kleindorfer

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
14.Section 409A. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Internal Revenue Code and Department of Treasury regulations and other interpretive guidance issued thereunder (“Section 409A”). Notwithstanding any provision of this Agreement to the contrary, if the Company determines that any compensation or benefits payable under this Agreement may be subject to Section 409A, the Company shall work in good faith with Consultant to adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to avoid the imposition of taxes under Section 409A, including without limitation, actions intended to (a) exempt the compensation and benefits payable under this Agreement from Section 409A, and/or (b) comply with the requirements of Section 409A; provided, however, that this Section 14 shall not create an obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action, nor shall the Company have any liability for failing to do so. Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments. To the extent permitted under Section 409A, any separate payment or benefit under this Agreement or otherwise shall not be deemed “nonqualified deferred compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4), Section 1.409A-1(b)(9) or any other applicable exception or provision of Section 409A.
(a)    Survival. Section 7 (Confidentiality; Non-Solicitation), Section 8 (Cooperation), Section 9 (Non-Disparagement) and Section 11 (Independent Contractor) hereof shall survive any termination of this Agreement and shall continue in effect.
15.Governing Law. Any dispute, controversy, or claim of whatever nature arising out of or relating to this Agreement or breach thereof shall be governed by and interpreted under the laws of the State of California, without regard to conflict of law principles.
16.Entire Agreement; Counterparts. Effective as of the Transition Date, this Agreement, together with the Confidentiality Agreement, the Release and any applicable equity award agreements as modified hereby (but excluding any Outperformance Plan agreements), constitutes the complete and final agreement of the parties and supersede any prior agreements between them, whether written or oral, with respect to the subject matter hereof. Without limiting the generality of the foregoing, Consultant hereby agrees that as of the Transition Date, the Employment Agreement is hereby terminated and shall be of no further force or effect, except for Section 7 thereof, which shall survive such termination. No waiver, alteration, or modification of any of the provisions of this Agreement shall be binding unless in writing and signed by duly authorized representatives of the parties hereto. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.
17.Severability. The invalidity or unenforceability of any provision of this Agreement, or any terms thereof, shall not affect the validity of this Agreement as a whole, which shall at all times remain in full force and effect.
18.Farewell Lunch. The Company will host a farewell lunch or other event to be determined by the Company in good faith consultation with Consultant, to announce Consultant’s departure from the Company and transition to his role as Consultant. Without limiting the foregoing, the Company shall consult with Consultant in good faith on the following matters: the guest list, the cost, the venue and the date and time, but all such determinations shall be made in the discretion of the Company.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Consultant has hereunto set Consultant’s hand and, pursuant to the authorization from the Board, each of the Company and Hudson Pacific Properties, L.P., a Maryland limited partnership, has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

HUDSON PACIFIC PROPERTIES, INC.,
a Maryland corporation

By:	/s/ Victor Coleman Name: Victor Coleman Title: Chairman and Chief Executive Officer

HUDSON PACIFIC PROPERTIES, L.P.,
a Maryland limited partnership
By: HUDSON PACIFIC PROPERTIES, INC.
Its: General Partner

By:	/s/ Victor Coleman Name: Victor Coleman Title: Chairman and Chief Executive Officer

“CONSULTANT”

/s/ Howard S. Stern
Howard S. Stern

EXHIBIT A
GENERAL RELEASE
For valuable consideration, the receipt and adequacy of which are hereby acknowledged, the undersigned does hereby release and forever discharge the “Releasees” hereunder, consisting of Hudson Pacific Properties, Inc., a Maryland corporation, Hudson Pacific Properties, L.P., a Maryland limited partnership, and each of their partners, subsidiaries, associates, affiliates, successors, heirs, assigns, agents, directors, officers, employees, representatives, lawyers, insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which the undersigned now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof.  The Claims released herein include, without limiting the generality of the foregoing, any Claims in any way arising out of, based upon, or related to the employment or termination of employment of the undersigned by the Releasees, or any of them; any alleged breach of any express or implied contract of employment; any alleged torts or other alleged legal restrictions on Releasees’ right to terminate the employment of the undersigned; and any alleged violation of any federal, state or local statute or ordinance including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination In Employment Act, the Americans With Disabilities Act, and the California Fair Employment and Housing Act. Notwithstanding the foregoing, this Release shall not operate to release any rights or claims of the undersigned (i) to payments or benefits under any Restricted Stock Award Agreement (but excluding any Outperformance Plan Award Agreement), (ii) to accrued or vested benefits the undersigned may have, if any, as of the date hereof under any applicable plan, policy, practice, program, contract or agreement with the Company, or (iii) to indemnification and/or advancement of expenses pursuant to the Indemnification Agreement (as defined in the Employment Agreement, dated as of April 22, 2010, between Hudson Pacific Properties, Inc., Hudson Pacific Properties, L.P. and the undersigned) and pursuant to California law.
THE UNDERSIGNED ACKNOWLEDGES THAT HE HAS BEEN ADVISED BY LEGAL COUNSEL AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF

KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
THE UNDERSIGNED, BEING AWARE OF SAID CODE SECTION, HEREBY EXPRESSLY WAIVES ANY RIGHTS HE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.
IN ACCORDANCE WITH THE OLDER WORKERS BENEFIT PROTECTION ACT OF 1990, THE UNDERSIGNED IS HEREBY ADVISED AS FOLLOWS:
(A)    HE HAS THE RIGHT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS RELEASE;
(B)    HE HAS TWENTY-ONE (21) DAYS TO CONSIDER THIS RELEASE BEFORE SIGNING IT; AND
(C)    HE HAS SEVEN (7) DAYS AFTER SIGNING THIS RELEASE TO REVOKE THIS RELEASE, AND THIS RELEASE WILL BECOME EFFECTIVE UPON THE EXPIRATION OF THAT REVOCATION PERIOD.
The undersigned represents and warrants that there has been no assignment or other transfer of any interest in any Claim which he may have against Releasees, or any of them, and the undersigned agrees to indemnify and hold Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys’ fees incurred by Releasees, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer.  It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against the undersigned under this indemnity.
The undersigned agrees that if he hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against Releasees, or any of them, any of the Claims released hereunder, then the undersigned agrees to pay to Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all attorneys’ fees incurred by Releasees in defending or otherwise responding to said suit or Claim.
The undersigned further understands and agrees that neither the payment of any sum of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees, or any of them, who have consistently taken the position that they have no liability whatsoever to the undersigned.

IN WITNESS WHEREOF, the undersigned has executed this Release this ____ day of ___________, ____.

Howard S. Stern

EXHIBIT B
[Press Release]